November 3, 2003

(revised)

INVESCO Combination Stock & Bond Funds, Inc.

4350 South Monaco Street

Denver, Colorado 80237

Re:	Reorganization to Combine Series of a Maryland Corporation

Ladies and Gentlemen:

INVESCO Combination Stock & Bond Funds, Inc., a Maryland corporation (“INVESCO”), on behalf of INVESCO Balanced Fund (“Target”) and INVESCO Total Return Fund (“Acquiring Fund”), each a segregated portfolio of assets (“series”) thereof (each a “Fund”), has requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to a Plan of Reorganization adopted by INVESCO dated as of August 13, 2003, and amended as of November 3, 2003 (“Plan”).1 Specifically, INVESCO has requested our opinion —

(1) that Acquiring Fund’s acquisition of Target’s assets in exchange solely for (a) Acquiring Fund’s assumption of Target’s liabilities and (b) voting shares of common stock of Acquiring Fund (“Acquiring Fund Shares”), distributed directly to the holders of record of the outstanding shares of common stock of Target (“Target Shares”) as of the close of regular trading on the New York Stock Exchange on the business day next preceding the Closing Date (as herein defined) (“Shareholders”) constructively in exchange for their Target Shares, will qualify as a “reorganization” as defined in section 368(a)(1)(C),2 and each Fund will be “a party to a reorganization” within the meaning of section 368(b);

[1]	Each series of transactions (summarized in paragraph (1) below) in which (1) AIM Energy and INVESCO Energy and (2) AIM Financial and INVESCO Financial, respectively, are participating is referred to herein as a “Reorganization.”

[2]	All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

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(2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and

(3) regarding the basis and holding period after the Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

In rendering this opinion, we have examined (1) each Plan, (2) the Combined Proxy Statement and Prospectus, dated April 25, 2003, regarding the Reorganization that was furnished in connection with the solicitation of proxies by INVESCO’s Board of Directors (“Board”) for use at separate special meetings of Target’s shareholders held on October 21, 2003 (“Proxy Statement”), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of INVESCO and the representations described below and made in certificates delivered to us by INVESCO (collectively, “Representations”).

FACTS

INVESCO is a Maryland corporation that is duly registered with the Securities and Exchange Commission (“Commission”) as an investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and each of Target and Acquiring Fund is a series thereof.3

The Target Shares are divided into six classes, designated Class A, Class B, Class C, Class K, Investor Class, and Institutional Class shares. The Acquiring Fund Shares are divided into five classes, designated Class A, Class B, Class C, Investor Class, and Institutional Class shares. The identically designated classes of Target Shares and Acquiring Fund Shares, as well as Target’s Class K shares and Acquiring Fund’s Class A shares, are substantially similar (“correspond”) to each other.

[3]	For the valid business reasons set forth in the Proxy Statement, it is expected that soon after the Reorganization Acquiring Fund will convert from a series of INVESCO to a series of a newly created open-end management investment company organized as a Delaware statutory trust, named AIM Combination Stock & Bond Funds (“Trust”), that will not commence operations until after the closing of that transaction. Our opinion herein assumes that such new series will be treated as a separate corporation for federal tax purposes and that such transaction will qualify as a “reorganization” within the meaning of section 368(a). The Proxy Statement states that INVESCO and Trust will receive an opinion of Ballard Spahr Andrews & Ingersoll, LLP to that effect.

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The Reorganization will occur at 8:00 a.m. Eastern Time (“Effective Time”) on or about the date hereof or another date the parties to the Plan agree on (“Closing Date”).

The Funds’ investment objectives are identical, and they invest in similar types of securities. Their principal investment strategies also are very similar. Target invests at least 65% of its assets in a combination of common stocks and fixed-income securities, including preferred stocks, convertible securities, and bonds, and at least 25% of its assets in debt securities that are investment-grade at the time of purchase. Acquiring Fund invests at least 65% of its assets in a combination of common stocks of companies with a history of paying regular dividends and debt securities and at least 30% of its assets in debt securities that are investment-grade at the time of purchase.

For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board approved the Plan and the Reorganization. In doing so, the Board, including its members who are not “interested persons” (as that term is defined in the 1940 Act), determined that (1) the Reorganization is in the Funds’ best interests and (2) the interests of the Funds’ shareholders will not be diluted as a result of the Reorganization.

The Plan, which specifies that the Investment Companies intend it to be, and adopt it as, a “plan of reorganization” within the meaning of the Regulations under section 368(a), provides in relevant part for the following:

(1) Acquiring Fund’s acquisition of all of Target’s assets at the Effective Time (collectively “Assets”), in exchange solely for the following:

(a) Acquiring Fund’s assumption of all of Target’s liabilities of any kind, including all liabilities included in the calculation of the net asset value per share of each class of Target Shares on the Closing Date (collectively “Liabilities”); and

(b) Acquiring Fund’s delivery (on Target’s behalf), directly to the Shareholders of each class of Target Shares of a number of shares of each corresponding class of Acquiring Fund Shares (including, if applicable, fractional shares rounded to the nearest thousandth) having an aggregate net asset value equal to the value of the Assets, net of the Liabilities, all determined and adjusted as provided in Section 2.2 of the Plan (whereupon all issued and

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outstanding Target Shares will be canceled on INVESCO’s books)4; and

(2) The termination of Target’s status as a designated series of INVESCO as soon as reasonably practicable after the Closing Date.

REPRESENTATIONS

INVESCO has represented and warranted to us as follows:

(1) INVESCO is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Maryland; the Board has duly established and designated each Fund as a series thereof; and it is duly registered with the Commission as an open-end management investment company under the 1940 Act, and such registration is in full force and effect;

(2) Each Fund is a “fund” (as defined in section 851(g)(2)); each Fund has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a “RIC”) for each taxable year since the commencement of its operations and qualifies and shall continue to qualify for treatment as a RIC for its taxable year that includes the Closing Date; and each Fund has no earnings and profits accumulated in any taxable year in which the provisions of such Subchapter M did not apply to it;

(3) From the date it commenced operations and ending on the Closing Date, Target will have conducted its “historic business” (within the meaning of Treas. Reg. § 1.368-1(d)(2)) in a substantially unchanged manner; and in anticipation of the Reorganization, Target will not have disposed of assets that, in the aggregate, will result in less than 50% of its “historic business assets” (within the meaning of Treas. Reg. § 1.368-1(d)(3)) being transferred to Acquiring Fund;

(4) Target incurred the Liabilities in the ordinary course of its business;

[4]	The Plan provides that, at the time of the Reorganization, the Target Shares will, in effect, be exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Target Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. See discussion at part V. under “Analysis,” below.

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(5) Target is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(6) During the five-year period ending on the Closing Date, (a) neither Target nor any person “related” (within the meaning of Treas. Reg. § 1.368-1(e)(3), without regard to Treas. Reg. § 1.368-1(e)(3)(i)(A)) to it will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target’s business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target’s historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

(7) Not more than 25% of the value of Target’s total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

(8) No consideration other than Acquiring Fund Shares (and Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(9) Acquiring Fund has no plan or intention to issue additional shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund, or any person “related” (within the meaning of Treas. Reg. § 1.368-1(e)(3)) to it, have any plan or intention to acquire — during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other person — with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

(10) Following the Reorganization, Acquiring Fund (a) will continue Target’s “historic business” (within the meaning of Treas. Reg. § 1.368-1(d)(2)) and (b) will use a significant portion of Target’s “historic business assets” (within the meaning of Treas. Reg. § 1.368-1(d)(3)) in a business; in addition, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain

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substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

(11) There is no plan or intention for Acquiring Fund to be dissolved or merged into another corporation or a business or statutory trust or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

(12) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund’s total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

(13) Acquiring Fund does not directly or indirectly own, nor on the Closing Date will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any Target Shares;

(14) During the five-year period ending on the Closing Date, neither Acquiring Fund nor any person “related” (within the meaning of Treas. Reg. § 1.368-1(e)(3)) to it will have acquired Target Shares with consideration other than Acquiring Fund Shares;

(15) The fair market value of the Acquiring Fund Shares each Shareholder receives will be approximately equal to the fair market value of the Target Shares it constructively surrenders in exchange therefor;

(16) Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Target Shares before the Reorganization to any person “related” (within the meaning of Treas. Reg.
§ 1.368-1(e)(3)) to either Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person “related” (within such meaning) to Acquiring Fund, (b) does not anticipate dispositions of Acquiring Fund Shares at the time of or soon after the Reorganization to significantly exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

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(17) Each Shareholder will pay his or her own expenses (including fees of personal investment or tax advisers for advice regarding the Reorganization), if any, he or she incurs in connection with the Reorganization;

(18) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

(19) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

(20) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Target held immediately before the Reorganization. For the purposes of the foregoing, any amounts Target uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets it held immediately before the Reorganization;

(21) None of the compensation received by any Shareholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares that shareholder held; none of the Acquiring Fund Shares any such shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(22) Immediately after the Reorganization, the Shareholders will not own shares constituting “control” (as defined in section 304(c)) of Acquiring Fund;

(23) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187); and

(24) The aggregate value of the acquisitions, redemptions, and distributions limited by Representations numbered (6), (9), and (14) will not exceed

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50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target on the Closing Date.

OPINION

Based solely on the facts set forth above, and conditioned on the Representations being true on the Closing Date and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

(1) Acquiring Fund’s acquisition of the Assets in exchange solely for (a) Acquiring Fund Shares distributed (on Target’s behalf) directly to the Shareholders constructively in exchange for their Target Shares and (b) Acquiring Fund’s assumption of the Liabilities will qualify as a “reorganization” as defined in section 368(a)(1)(C), and each Fund will be “a party to a reorganization” within the meaning of section 368(b);

(2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities5 or on the distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4) Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor;

(5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization;

(6) A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares,

[5]	Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds them as capital assets on the Closing Date; and

(7) Acquiring Fund will succeed to and take into account Target’s items described in section 381(c), subject to the conditions and limitations specified in sections 381 through 384 and the Regulations.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent. Our opinion herein supersedes any previous opinion we have given regarding the subject hereof.

ANALYSIS

I.	The Reorganization Will Qualify as a C Reorganization, and Each Fund Will Be a Party to a Reorganization.

A. Each Fund Is a Separate Corporation.

A reorganization under section 368(a)(1)(C) (a “C Reorganization”) involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations).

Although INVESCO is a corporation, it is not participating as such in the Reorganization, but rather two separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which INVESCO satisfies). Accordingly, we believe that each Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

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B. Transfer of “Substantially All” of Target’s Properties.

For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire “substantially all of the properties” of the transferor corporation in exchange solely for all or part of the acquiring corporation’s stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor’s net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the “substantially all” requirement. Rev. Proc. 77-37, 1977-2 C.B. 568.6 The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target’s properties.

C. Qualifying Consideration.

The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor’s property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor’s property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

[6]	That revenue procedure provides that, for purposes of this requirement, “all [amounts distributed with respect to] redemptions . . . made by Target immediately preceding the transfer” will be included as its assets held immediately prior to the transfer. Numerous private letter rulings issued by the Service in the past decade, however, which recognize that open-end RICs have no choice but to redeem shares presented to them pursuant to section 22(e) of the 1940 Act, have excluded from those assets amounts distributed with respect to such redemptions (see, e.g., Priv. Ltr. Ruls. 9307009 (Nov. 17, 1992), 9512008 (Dec. 22, 1994), and 9736025 (June 6, 1997) and, more recently, 200136012-013 (both dated June 7, 2001) and 200135021-022 (both dated June 6, 2001) (“redemptions occurring in the ordinary course of Target’s business as an open-end investment company”), and 199941046 (July, 1999). (See footnote 8.) In the latter ruling, the Service concluded that the transaction qualified as a C Reorganization notwithstanding that a shareholder of the target redeemed its entire holding of “X% (which is an amount greater than 30%)” of target’s stock pursuant to section 22(e) “a few days before” the reorganization. Although these rulings do not explain the Service’s rationale for excluding those assets, it is presumably based, at least in part, on the fact that because a RIC must honor a redemption request under section 22(e), such a redemption is not part of the plan of reorganization.

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D. Distribution by Target.

Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the acquired corporation (i.e., the corporation the properties of which are acquired) distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan — which we believe constitutes a “plan of reorganization” within the meaning of Treas. Reg.
§ 1.368-2(g) — all the Acquiring Fund Shares will be distributed to the Shareholders (by Acquiring Fund’s delivery thereof directly to them, on Target’s behalf) and Target will have no other property; as soon as reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

E. Requirements of Continuity.

Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation (“IC”) — defined in that section as “the acquiring corporation (as that term is used in section
368(a)),” with an exception not relevant here — under the modified corporate form as described in Treas. Reg. § 1.368-1(d) (“continuity of business enterprise”) and (2) a continuity of interest as described in Treas. Reg. § 1.368-1(e) (“continuity of interest”).

1. Continuity of Business Enterprise.

To satisfy the continuity of business enterprise requirement of Treas. Reg. § 1.368-1(d)(1), IC must either (i) continue the target corporation’s “historic business” (“business continuity”) or (ii) use a significant portion of the target corporation’s “historic business assets” in a business (“asset continuity”).

While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an “investment company” (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

The Funds pursue similar investment objectives and invest in similar types of securities. Moreover, after the Reorganization Acquiring Fund will continue Target’s

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“historic business” (within the meaning of Treas. Reg. § 1.368-1(d)(2)). Accordingly, there will be business continuity.

Acquiring Fund not only will continue Target’s historic business, but it also will use in its business a significant portion of Target’s “historic business assets” (within the meaning of Treas. Reg. § 1.368-1(d)(3)). In addition, Acquiring Fund (a) has no plan or intention to sell or otherwise dispose of any Assets, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, and (b) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status. Accordingly, there will be asset continuity as well.

For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

2. Continuity of Interest.

Regulation section 1.368-1(e)(1)(i) provides that “[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . .” That section goes on to provide that “[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved.”

For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation’s former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.7 Although

[7]	Rev. Proc. 77-37, supra; but see Rev. Rul. 56-345, 1956-2 C.B. 206 (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); see also Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation’s stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) (“F Reorganization”), even though only 52% of the transferor’s shareholders would hold all the transferee’s stock); Aetna Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2

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shares of both the target and acquiring corporations held by the target corporation’s shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination “shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act.” Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); cf. Priv. Ltr. Rul. 199941046 (July 16, 1999) (redemption of a target RIC shareholder’s shares, amounting to 42% of the RIC’s value, and other shares “redeemed in the ordinary course of Target’s business as an open-end investment company pursuant to section 22(e)” excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).8

During the five-year period ending on the Closing Date, (1) neither Target nor any person related9 to it will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target’s business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target’s historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor does Acquiring Fund, or any person related to it, have any plan or intention to acquire — during the five-year period beginning on the Closing Date, either directly or through any transaction, agreement, or arrangement with any other

C.B. 62 (a transaction qualified as an F Reorganization even though the transferor’s shareholders acquired only 45% of the transferee’s stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

[8]	Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service’s views on the proper interpretation of the Code and the Regulations. Cf. Rowan Companies, Inc. v. Commissioner, 452 U.S. 247 (1981); also see Treas. Reg. § 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)((2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

[9]	All references in this and the next paragraph to the word “related” are to that word within the meaning of Treas.
Reg. § 1.368-1(e)(3).

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person — with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business. Furthermore, during the five-year period ending on the Closing Date, neither Acquiring Fund nor any person related to it will have acquired Target Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target on the Closing Date.

There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person related to Acquiring Fund. Moreover, INVESCO (a) does not anticipate dispositions of the Acquiring Fund Shares at the time of or soon after the Reorganization to significantly exceed the usual rate and frequency of dispositions of shares of Target as a series of an open-end investment company and (b) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization. Although Acquiring Fund Shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. See Reef Corp. v. Commissioner, 368 F.2d at 134; Rev. Rul. 61-156, supra. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (see Priv. Ltr. Ruls. 9823018 and 9822053, supra, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund’s business as such a series and not from the Reorganization as such.

Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

F. Business Purpose.

All reorganizations must meet the judicially imposed requirements of the “business purpose doctrine,” which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. §§ 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be “undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization”). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken

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for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

G. Satisfaction of Section 368(a)(2)(F).

Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were “investment companies” immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or —

(1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

(2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.10

H. Each Fund Will Be a Party to a Reorganization.

Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another — and Treas. Reg. § 1.368-2(f) further provides that if one corporation transfers substantially all its properties

[10]	The fact that the Reorganization will be preceded by the Conversion, as part of an overall plan, should not affect whether the Reorganization will qualify as a C Reorganization. See Rev. Rul. 69-516, 1969-2 C.B. 56 (where the desire of one corporation (X) to acquire the assets of another corporation (Y) was preceded by Y’s merger into a new corporation organized in another state (Z), the latter transaction qualified as an F Reorganization even though it was a step in X’s acquisition of Z’s assets in a C Reorganization, on the ground that “[t]he Y shareholders had the same interests in Z after the exchange as they had in Y before the exchange”), and Rev. Rul. 96-29, 1996-1 C.B. 50; also see Priv. Ltr. Rul. 9419028 (Feb. 14, 1994).

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to a second corporation in exchange for all or a part of the latter’s voting stock (i.e., a C Reorganization) — the term “a party to a reorganization” includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be “a party to a reorganization.”

II. Target Will Recognize No Gain or Loss.

Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares, which Acquiring Fund will distribute (on Target’s behalf) directly to the Shareholders constructively in exchange for their Target Shares, and Acquiring Fund’s assumption of the Liabilities and then will be terminated pursuant to the Plan. As also noted above, it is our opinion that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund’s assumption of the Liabilities is avoidance of federal income tax on the Reorganization. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.11

11 See footnote 5.

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III.	Acquiring Fund Will Recognize No Gain or Loss.

Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.

IV.	Acquiring Fund’s Basis in the Assets Will Be a Carryover Basis, and Its Holding Period Will Include Target’s Holding Period.

Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a “carryover basis”). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization.

Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund’s basis in the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor.

V.	A Shareholder Will Recognize No Gain or Loss.

Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation’s shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. See, e.g., Eastern Color Printing Co., 63 T.C. 27, 36 (1974); Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on AIM’s books) and will be treated as having been

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exchanged therefor. See Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

VI.	A Shareholder’s Basis in Acquiring Fund Shares Will Be a Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Target Shares.

Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a “substituted basis”). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares.

Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a “capital asset” (as defined in section 1221) in the taxpayer’s hands at the time of the exchange. See Treas. Reg. § 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder’s holding period for the Acquiring Fund Shares it receives in the Reorganization will include, in each instance, its holding period for the Target Shares it constructively surrenders in exchange therefor, provided the Shareholder holds those Target Shares as capital assets on the Closing Date.

VII.	Acquiring Fund Will Succeed to Target’s Tax Attributes.

Section 381(a)(2) provides that in the case of one corporation’s acquisition of another corporation’s assets in a transfer to which section 361 applies, in connection with a C Reorganization, among others, the acquiring corporation shall succeed to and take into account, as of the close of the day of transfer, the transferor’s items described in section 381(c), subject to the conditions and limitations specified in section 381(b)

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and (c). Section 382 through 384 and the Regulations thereunder set forth further conditions and limitations on the extent to which certain items (“pre-change losses,” “excess credits,” and certain “pre-acquisition losses,” respectively) may be taken into account. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and that section 361 will apply thereto. Accordingly, we believe that Acquiring Fund will succeed to and take into account Target’s items described in section 381(c), subject to the conditions and limitations specified in sections 381 through 384 and the Regulations.

Very truly yours,

KIRKPATRICK & LOCKHART LLP

By:	/s/ Theodore L. Press

Theodore L. Press